Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-262658) on Form S-8 of our reports dated April 26, 2023, with respect to the consolidated financial statements of Grab Holdings Limited and its subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Singapore

April 26, 2023